April 28, 2022	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

$300,000

Notes Linked to the J.P. Morgan Mojave Index due April 3, 2024

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek exposure to any appreciation of the J.P. Morgan Mojave Index over the term of the notes.
•	Investors should be willing to forgo interest and dividend payments, while seeking full repayment of principal at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes priced on April 28, 2022 and are expected to settle on or about May 3, 2022.
•	CUSIP: 48133FVU6

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-6 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$15.75	$984.25
Total	$300,000	$4,725	$295,275

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $15.75 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $966.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 3-II dated November 4, 2020, underlying supplement no. 4-II dated November 4, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Index: The J.P. Morgan Mojave Index (Bloomberg ticker: JPUSMOJ5 <Index>). The level of the Index reflects the deduction of a fee of 0.50% per annum that accrues daily and a notional financing cost.

Participation Rate: 120.00%

Pricing Date: April 28, 2022

Original Issue Date (Settlement Date): On or about May 3, 2022

Observation Date*: March 28, 2024

Maturity Date*: April 3, 2024

* Subject to postponement in the event of a market disruption event and as described under “Supplemental Terms of the Notes — Postponement of a Determination Date — Notes linked solely to the Index” in the accompanying underlying supplement and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount, which may be zero.

You are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Additional Amount: The Additional Amount payable at maturity per $1,000 principal amount note will equal:

$1,000 × Index Return × Participation Rate.

provided that the Additional Amount will not be less than zero.

Index Return:

(Final Value – Initial Value)
Initial Value

Initial Value: The closing level of the Index on the Pricing Date, which was 222.84

Final Value: The closing level of the Index on the Observation Date

PS-1 | Structured Investments Notes Linked to the J.P. Morgan Mojave Index

The J.P. Morgan Mojave Index

The J.P. Morgan Mojave Index (the “Index”) was developed and is maintained and calculated by J.P. Morgan Securities LLC (“JPMS”). The Index has been calculated on a “live” basis (i.e., using real-time data) since January 27, 2020. The Index is reported by Bloomberg L.P. under the ticker symbol “JPUSMOJ5 Index.”

The Index attempts to provide a dynamic rules-based allocation to the iShares® MSCI USA Momentum Factor ETF (the “Equity Constituent”) and the J.P. Morgan Total Return Index (the “Bond Constituent” and, together with the Equity Constituent, the “Portfolio Constituents”) while targeting a level volatility of 5.0% (the “Target Volatility”). The Index tracks the return of (a) a notional dynamic portfolio consisting of the Equity Constituent, with distributions, if any, reinvested, and the Bond Constituent, in each case with a notional financing cost deducted, less (b) the daily deduction of a fee of 0.50% per annum (the “Index Fee”).

•	The Equity Constituent is an exchange-traded fund (“ETF”) that seeks to track the investment results, before fees and expenses, of an index composed of U.S. large- and mid-capitalization stocks exhibiting relatively higher price momentum, which is currently the MSCI USA Momentum Index. The MSCI USA Momentum Index is designed to reflect the performance of an equity momentum strategy by emphasizing stocks with high price momentum, while maintaining reasonably high trading liquidity, investment capacity and moderate index turnover. In September 2020, iShares® Trust announced that beginning on or around December 1, 2020, the Equity Constituent will seek to track a new reference index, the MSCI Momentum SR Variant Index, and will cease to track the MSCI USA Momentum Index. The MSCI Momentum SR Variant Index is a variation of the MSCI USA Momentum Index wherein all the changes driven by the index rebalances of the MSCI USA Momentum Index are distributed over three days leading into the rebalancing effective date. For additional information about the Equity Constituent, see “Background on the iShares® ETFs” in the accompanying underlying supplement.
•	The Bond Constituent is an index that applies a rules-based methodology to evaluate recent market conditions and allocate exposure dynamically across up to 12 ETFs that each track a U.S. dollar fixed income sector (each, a “Bond Constituent ETF,” and collectively, the “Bond Constituent ETFs”). For additional information about the Bond Constituent, see “Background on the J.P. Morgan Total Return Index” in the accompanying underlying supplement.

The Index provides a diversified exposure that rebalances daily based on measures of market risk and diversification to attempt to deliver stable volatility over time.

Considerations Relating to the Volatility of the Portfolio Constituents. Under normal market conditions, the Equity Constituent’s realized volatility has tended to be relatively more variable than the Bond Constituent’s realized volatility. Consequently, and because the Index seeks to maintain an annualized realized volatility approximately equal to the Target Volatility, the Index methodology may be more likely to shift exposure from the Equity Constituent to the Bond Constituent during periods of relatively higher market volatility and to shift exposure from the Bond Constituent to the Equity Constituent under normal market conditions exhibiting relatively lower market volatility.

In general, equity markets have historically been more likely to outperform fixed-income markets during periods of relatively lower market volatility and to underperform fixed-income markets during periods of relatively higher market volatility. However, there can be no assurance that the Index allocation strategy will achieve its intended results or that the Index will outperform any alternative index or strategy that might reference the Portfolio Constituents. Past performance should not be considered indicative of future performance.

In any initial selection between two eligible notional portfolios, the Index will select the portfolio that has the higher allocation to the Portfolio Constituent with a higher realized volatility, as described below, which generally will cause the Equity Constituent to receive a higher allocation than if the portfolio that has the higher allocation to the Portfolio Constituent with a lower realized volatility were selected.

Furthermore, under normal market conditions, because the Bond Constituent generally attempts to allocate to a portfolio with a realized volatility less than or equal to 5.0%, the Equity Constituent’s realized volatility has tended to be significantly higher than the Bond Constituent’s realized volatility. Past performance should not be considered indicative of future performance. Under circumstances where the Equity Constituent’s realized volatility is significantly higher than that of the Bond Constituent, the performance of the Index is expected to be influenced to a greater extent by the performance of the Equity Constituent than by the performance of the Bond Constituent, unless the weight of the Bond Constituent is significantly greater than the weight of the Equity Constituent.

Consequently, even in cases where the allocation to the Bond Constituent is greater than the allocation to the Equity Constituent, the Index may be influenced to a greater extent by the performance of the Equity Constituent than by the performance of the Bond Constituent because, under some conditions, the greater allocation to the Bond Constituent will not be sufficiently large to offset the greater realized volatility of the Equity Constituent.

PS-2 | Structured Investments Notes Linked to the J.P. Morgan Mojave Index

Calculating the level of the Index. On any given day, the closing level of the Index reflects (a) the weighted excess return performance of the Portfolio Constituents (i.e., the total return performance less the notional financing cost) less (b) the daily deduction of the Index Fee of 0.50% per annum. The Index Level was set equal to 100.00 on June 2, 2004, the base date of the Index.

The notional financing cost is intended to approximate the cost of maintaining a position in the Portfolio Constituents using borrowed funds and is currently calculated as a composite rate of interest that is intended to track the overnight rate of return of a notional position in a 3-month time deposit in U.S. dollars. Notwithstanding anything to the contrary in the accompanying underlying supplement, the notional financing cost is currently calculated by referencing the J.P. Morgan 2M Spread-Adjusted SOFR Index and the J.P. Morgan 3M Spread-Adjusted SOFR Index (each, a “SOFR Index”). The level of the J.P. Morgan 2M Spread-Adjusted SOFR Index on each day reflects a single non-compounded SOFR rate, as adjusted by a 2-month spread, and the level of the J.P. Morgan 3M Spread-Adjusted SOFR Index on each day reflects a single non-compounded SOFR rate, as adjusted by a 3-month spread. SOFR, the Secured Overnight Financing Rate, is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. The fixed spread added to SOFR in calculating each SOFR Index will increase the notional financing cost, which will negatively affect the performance of the Index. For more information about the SOFR Indices, see Annex A in this pricing supplement. Prior to December 31, 2021, the notional financing cost was calculated by referencing 2-month and 3-month U.S. dollar LIBOR rates.

No assurance can be given that the investment strategy used to construct the Index will achieve its intended results or that the Index will be successful or will outperform any alternative index or strategy that might reference the Portfolio Constituents. Furthermore, no assurance can be given that the realized volatility of the Index will approximate the Target Volatility. The actual realized volatility of the Index may be greater or less than the Target Volatility.

If the aggregate weight of the Portfolio Constituents in the Index is less than 100%, the Index will not be fully invested, and any uninvested portion will earn no return. The Index Fee is deducted daily at a rate of 0.50% per annum, even when the Index is not fully invested.

The Index is described as a “notional” or “synthetic” portfolio of assets because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. The Index merely references certain assets, the performance of which will be used as a reference point for calculating the level of the Index.

See “The J.P. Morgan Mojave Index” in the accompanying underlying supplement for more information about the Index.

PS-3 | Structured Investments Notes Linked to the J.P. Morgan Mojave Index

Hypothetical Payout Profile

The following table and graph illustrate the hypothetical payment at maturity on the notes linked to a hypothetical Index. The hypothetical payments set forth below assume the following:

•	an Initial Value of 100.00; and
•	a Participation Rate of 120.00%.

The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value. The actual Initial Value is the closing level of the Index on the Pricing Date and is specified under “Key Terms — Initial Value” in this pricing supplement. For historical data regarding the actual closing levels of the Index, please see the historical information set forth under “Hypothetical Back-Tested Data and Historical Information” in this pricing supplement.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and graph have been rounded for ease of analysis.

Final Value	Index Return	Additional Amount	Payment at Maturity
165.00	65.00%	$780.00	$1,780.00
150.00	50.00%	$600.00	$1,600.00
140.00	40.00%	$480.00	$1,480.00
130.00	30.00%	$360.00	$1,360.00
120.00	20.00%	$240.00	$1,240.00
110.00	10.00%	$120.00	$1,120.00
105.00	5.00%	$60.00	$1,060.00
101.00	1.00%	$12.00	$1,012.00
100.00	0.00%	N/A	$1,000.00
95.00	-5.00%	N/A	$1,000.00
90.00	-10.00%	N/A	$1,000.00
80.00	-20.00%	N/A	$1,000.00
70.00	-30.00%	N/A	$1,000.00
60.00	-40.00%	N/A	$1,000.00
50.00	-50.00%	N/A	$1,000.00
40.00	-60.00%	N/A	$1,000.00
30.00	-70.00%	N/A	$1,000.00
20.00	-80.00%	N/A	$1,000.00
10.00	-90.00%	N/A	$1,000.00
0.00	-100.00%	N/A	$1,000.00

PS-4 | Structured Investments Notes Linked to the J.P. Morgan Mojave Index

The following graph demonstrates the hypothetical payments at maturity on the notes for a sub-set of Index Returns detailed in the table above (-50% to 50%). There can be no assurance that the performance of the Index will result in a payment at maturity in excess of $1,000.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

How the Notes Work

Upside Scenario:

If the Final Value is greater than the Initial Value, investors will receive at maturity the $1,000 principal amount plus the Additional Amount, which is equal to $1,000 times the Index Return times the Participation Rate of 120.00%.

•	If the closing level of the Index increases 10.00%, investors will receive at maturity a 12.00% return, or $1,120.00 per $1,000 principal amount note.

Par Scenario:

If the Final Value is equal to the Initial Value or is less than the Initial Value, the Additional Amount will be zero and investors will receive at maturity the principal amount of their notes.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, product supplement and underlying supplement.

Risks Relating to the Notes Generally

•	THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT AT MATURITY —

If the Final Value is less than or equal to the Initial Value, you will receive only the principal amount of your notes at maturity, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

•	THE LEVEL OF THE INDEX WILL INCLUDE THE DEDUCTION OF A FEE OF 0.50% PER ANNUM AND A NOTIONAL FINANCING COST —

This index fee and notional financing cost will be deducted daily. As a result of the deduction of this index fee and notional financing cost, the level of the Index will trail the value of a hypothetical identically constituted synthetic portfolio from which no such fee or cost is deducted, assuming that the rates underlying the notional financing cost remain positive.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit

PS-5 | Structured Investments Notes Linked to the J.P. Morgan Mojave Index

risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE NOTES DO NOT PAY INTEREST.
•	YOU WILL NOT RECEIVE DIVIDENDS OR OTHER DISTRIBUTIONS ON THE PORTFOLIO CONSTITUENTS OR THE SECURITIES UNDERLYING THE PORTFOLIO CONSTITUENTS OR HAVE ANY RIGHTS WITH RESPECT TO THE PORTFOLIO CONSTITUENTS OR THOSE SECURITIES.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement. See also “ — Risks Relating to the Index — Our Affiliate, JPMS, Is the Index Sponsor and the Index Calculation Agent of the Index and the Bond Constituent and May Adjust the Index or the Bond Constituent in a Way that Affects Its Level” below.

One of our affiliates developed and maintains and calculates the SOFR Indices, which are used to calculate the notional financing cost, and the J.P. Morgan Emerging Markets Bond Index Global CORE, which is the reference index of the iShares® J.P. Morgan USD Emerging Markets Bond ETF, one of the Bond Constituent ETFs. Furthermore, the J.P. Morgan Emerging Markets Bond Index Global CORE makes use of certain weights, prices, values, levels or dates that are determined by PricingDirect Inc. (“PricingDirect”). PricingDirect is JPMorgan Chase & Co.’s wholly owned subsidiary and provides valuation and other metrics data for fixed-income securities and derivatives. PricingDirect determines these prices through a proprietary evaluation process that takes into account market-based evaluations (such as market intelligence for traded, quoted securities). In addition, under some circumstances, the pricing information provided by PricingDirect on the bonds underlying the J.P. Morgan Emerging Markets Bond Index Global CORE may be derived solely from price quotations or internal valuations made by one or more of our affiliates. Accordingly, conflicts of interest exist between our affiliate that calculates the SOFR Indices and the index underlying one of the Bond Constituent ETFs and PricingDirect, on the one hand, and you, on the other hand. None of these affiliates of ours will have any obligation to consider your interests as a holder of the notes in taking any actions that might affect the value of your notes.

•	JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES, AND MAY DO SO IN THE FUTURE —

Any research, opinions or recommendations could affect the market value of the notes.  Investors should undertake their own independent investigation of the merits of investing in the notes and the Portfolio Constituents and the securities composing the Portfolio Constituents.

PS-6 | Structured Investments Notes Linked to the J.P. Morgan Mojave Index

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

PS-7 | Structured Investments Notes Linked to the J.P. Morgan Mojave Index

Risks Relating to the Index

•	JPMORGAN CHASE & CO. MAY BE ONE OF THE COMPANIES THAT MAKE UP THE EQUITY CONSTITUENT AND ITS SECURITIES ARE HELD BY SEVERAL OF THE BOND CONSTITUENT ETFs,

but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the Equity Constituent, any Bond Constituent ETF, their reference indices or the Index.

•	OUR AFFILIATE, JPMS, IS THE INDEX SPONSOR AND THE INDEX CALCULATION AGENT OF THE INDEX AND THE BOND CONSTITUENT AND MAY ADJUST THE INDEX OR THE BOND CONSTITUENT IN A WAY THAT AFFECTS ITS LEVEL —

JPMS, one of our affiliates, currently acts as the index sponsor and the index calculation agent for the Index and the Bond Constituent and is responsible for calculating and maintaining the Index and the Bond Constituent and developing the guidelines and policies governing their composition and calculation. In performing these duties, JPMS may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where JPMS, as the index sponsor and the index calculation agent of the Index and the Bond Constituent, is entitled to exercise discretion. The rules governing the Index and the Bond Constituent may be amended at any time by the index sponsor of the Index and the Bond Constituent, in its sole discretion. The rules also permit the use of discretion by the index sponsor and the index calculation agent of the Index and the Bond Constituent in specific instances, including, but not limited to, the determination of whether to replace a Portfolio Constituent or Bond Constituent, as applicable, with a substitute or successor upon the occurrence of certain events affecting that Portfolio Constituent or Bond Constituent, as applicable, the selection of any substitute or successor and the determination of the levels to be used in the event of market disruptions that affect the ability of the index calculation agent of the Index and the Bond Constituent to calculate and publish the levels of the Index and the Bond Constituent and the interpretation of the rules governing the Index and the Bond Constituent. Although JPMS, acting as the index sponsor and the index calculation agent, will make all determinations and take all action in relation to the Index and the Bond Constituent acting in good faith, it should be noted that JPMS may have interests adverse to the interests of the holders of the notes and the policies and judgments for which JPMS is responsible could have an impact, positive or negative, on the level of the Index and the value of your notes.

Although judgments, policies and determinations concerning the Index and the Bond Constituent are made by JPMS, JPMorgan Chase & Co., as the ultimate parent company of JPMS, ultimately controls JPMS. JPMS has no obligation to consider your interests in taking any actions that might affect the value of your notes. Furthermore, the inclusion of the Portfolio Constituents in the Index is not an investment recommendation by us or JPMS of any of the Portfolio Constituents, or any of the securities composing any of the Portfolio Constituents.

•	THE INDEX MAY NOT BE SUCCESSFUL OR OUTPERFORM ANY ALTERNATIVE STRATEGY THAT MIGHT BE EMPLOYED IN RESPECT OF THE PORTFOLIO CONSTITUENTS —

The Index follows a notional rules-based proprietary strategy that operates on the basis of pre-determined rules. Under this strategy, the Index seeks to maintain an annualized realized volatility approximately equal to the Target Volatility of 5.0% by rebalancing its exposures to the Portfolio Constituents on each day based on two measures of realized portfolio volatility: a shorter-term volatility measure and a longer-term volatility measure. By seeking to maintain an annualized realized volatility approximately equal to the Target Volatility, the Index may underperform an alternative strategy that seeks to maintain a higher annualized realized volatility or an alternative strategy that does not seek to maintain a level volatility.

In addition, on each day, the Index generally selects the notional portfolio identified for the volatility measure that has the lower allocation to the Equity Constituent as the notional portfolio to be tracked by the Index. The Index’s selection of the notional portfolio with the lower allocation to the Equity Constituent may be more likely to result in the Index tracking a notional portfolio with a lower realized volatility than if the Index were to select the notional portfolio with the higher allocation to the Equity Constituent. The Bond Constituent generally attempts to allocate to a portfolio with a realized volatility less than or equal to 5%.

No assurance can be given that the investment strategy on which the Index is based will be successful or that the Index will outperform any alternative strategy that might be employed in respect of the Portfolio Constituents.

•	THE INDEX MAY NOT APPROXIMATE ITS TARGET VOLATILITY —

No assurance can be given that the Index will maintain an annualized realized volatility that approximates the Target Volatility. The actual realized volatility of the Index may be greater or less than the Target Volatility. The Index seeks to maintain an annualized realized volatility approximately equal to the Target Volatility of 5.0% by rebalancing its exposures to the Portfolio Constituents on each day based on two measures of realized portfolio volatility. However, there is no guarantee that trends exhibited by either measure of realized portfolio volatility will continue in the future. The volatility of a notional portfolio on any day may change quickly and unexpectedly. Accordingly, the actual realized annualized volatility of the Index on a daily basis may be greater than or less than the Target Volatility, which may adversely affect the level of the Index and the value of the notes.

PS-8 | Structured Investments Notes Linked to the J.P. Morgan Mojave Index

•	THE INDEX MAY BE SIGNIFICANTLY UNINVESTED —

For each volatility measure on each day, the Index seeks to identify a notional portfolio composed of the Portfolio Constituents that has an annualized realized volatility determined for that volatility measure approximately equal to the Target Volatility of 5.0% and an aggregate weight of 100%. If the Index identifies and selects such a notional portfolio for a volatility measure, but the weight of either Portfolio Constituent is greater than 100%, the weight of that Portfolio Constituent in the notional portfolio selected for that volatility measure on that day will be 100% and, if the weight of either Portfolio Constituent is less than 0%, the weight of that Portfolio Constituent in the notional portfolio selected for that volatility measure on that day will be 0%. In addition, if there is no such notional portfolio for a volatility measure, the Index selects for that volatility measure on that day the notional portfolio with the lowest realized volatility.

As a result of applying a cap and floor and in the case of selecting the notional portfolio with the lowest realized volatility, the resulting notional portfolio may be greater than or less than 5.0% for the relevant volatility measure. If the annualized realized volatility of the notional portfolio selected for a volatility measure on any day is greater than 5.0%, that notional portfolio will be adjusted so that the weight of each Portfolio Constituent in that notional portfolio will be reduced proportionately to achieve a notional portfolio that has an annualized realized volatility for the relevant volatility measure of 5.0%. Under these circumstances, the aggregate weight of the Portfolio Constituents in that notional portfolio will be less than 100%.

If the Index tracks a notional portfolio with an aggregate weight that is less than 100%, the Index will not be fully invested, and any uninvested portion will earn no return. The Index may be significantly uninvested on any given day, and will realize only a portion of any gains due to appreciation of the Portfolio Constituents on any such day. The Index Fee is deducted daily at a rate of 0.50% per annum, even when the Index is not fully invested.

•	THE INDEX MAY BE MORE HEAVILY INFLUENCED BY THE PERFORMANCE OF THE EQUITY CONSTITUENT THAN THE PERFORMANCE OF THE BOND CONSTITUENT IN GENERAL OVER TIME —

In any initial selection between two eligible notional portfolios, the Index will select the portfolio that has the higher allocation to the Portfolio Constituent with a higher realized volatility, as described under “The J.P. Morgan Mojave Index” in the accompanying underlying supplement, which generally will cause the Equity Constituent to receive a higher allocation than if the portfolio that has the higher allocation to the Portfolio Constituent with a lower realized volatility were selected.

Furthermore, under normal market conditions, because the Bond Constituent generally attempts to allocate to a portfolio with a realized volatility less than or equal to 5%, the Equity Constituent’s realized volatility has been relatively more variable and has tended to be significantly higher than the Bond Constituent’s realized volatility. Under circumstances where the Equity Constituent’s realized volatility is significantly higher than that of the Bond Constituent, the performance of the Index is expected to be influenced to a greater extent by the performance of the Equity Constituent than by the performance of the Bond Constituent, unless the weight of the Bond Constituent is significantly greater than the weight of the Equity Constituent.

Consequently, even in cases where the allocation to the Bond Constituent is greater than the allocation to the Equity Constituent, the Index may be influenced to a greater extent by the performance of the Equity Constituent than by the performance of the Bond Constituent because, under some conditions, the greater allocation to the Bond Constituent will not be sufficiently large to offset the greater realized volatility of the Equity Constituent.

Accordingly, the level of the Index may decline if the value of the Equity Constituent declines, even if the value of the Bond Constituent increases at the same time. See also “— Risks Relating to the Index — The Returns of the Portfolio Constituents May Offset Each Other or May Become Correlated in Decline” below.

•	A SIGNIFICANT PORTION OF THE INDEX’S EXPOSURE MAY BE ALLOCATED TO THE BOND CONSTITUENT —

Under normal market conditions, the Equity Constituent has tended to exhibit a realized volatility that is higher than the Target Volatility and that is higher than the realized volatility of the Bond Constituent in general over time. As a result, the Index will generally need to reduce its exposure to the Equity Constituent in order to approximate the Target Volatility. Therefore, the Index may have significant exposure for an extended period of time to the Bond Constituent, and that exposure may be greater, perhaps significantly greater, than its exposure to the Equity Constituent. Moreover, under certain circumstances, the Index may have no exposure to the Equity Constituent. However, the returns of the Bond Constituent may be significantly lower than the returns of the Equity Constituent, and possibly even negative while the returns of the Equity Constituent are positive, which will adversely affect the level of the Index and any payment on, and the value of, the notes.

PS-9 | Structured Investments Notes Linked to the J.P. Morgan Mojave Index

•	THE PERFORMANCE AND MARKET VALUE OF AN ETF, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF ITS REFERENCE INDEX AS WELL AS THE NET ASSET VALUE PER SHARE OF THAT ETF —

An ETF may not fully replicate its reference index and may hold securities different from those included in its reference index. In addition, the performance of an ETF will reflect additional transaction costs and fees that are not included in the calculation of its reference index. All of these factors may lead to a lack of correlation between the performance of an ETF and its reference index. In addition, corporate actions with respect to the equity securities held by an ETF (such as mergers and spin-offs) may impact the variance between the performances of that ETF and its reference index. Finally, because ETFs are traded on public exchanges and are subject to market supply and investor demand, the market value of each ETF may differ from its net asset value per share.

During periods of market volatility, the securities held by an ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of an ETF and the liquidity of an ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of an ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of an ETF. As a result, under these circumstances, the market value of shares of an ETF may vary substantially from the net asset value per share of that ETF. For all of the foregoing reasons, the performance of an ETF may not correlate with the performance of its reference index, the performance of each ETF may not correlate with its net asset value per share, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	THE RETURNS OF THE PORTFOLIO CONSTITUENTS MAY OFFSET EACH OTHER OR MAY BECOME CORRELATED IN DECLINE —

At a time when the value of one Portfolio Constituent increases, the value of the other Portfolio Constituent may not increase as much or may even decline. This may offset the potentially positive effect of the performance of the former Portfolio Constituent on the performance of the Index. During the term of the notes, it is possible that the value of the Index may decline even if the value of one Portfolio Constituent rises, because of the offsetting effect of a decline in the other Portfolio Constituent. It is also possible that the returns of the Portfolio Constituents may be positively correlated with each other. In this case, a decline in one Portfolio Constituent would be accompanied by a decline in the other Portfolio Constituent, which may adversely affect the performance of the Index. As a result, the Index may not perform as well as an alternative index that tracks only one Portfolio Constituent or the other.

•	HYPOTHETICAL BACK-TESTED DATA RELATING TO THE INDEX DO NOT REPRESENT ACTUAL HISTORICAL DATA AND ARE SUBJECT TO INHERENT LIMITATIONS —

The hypothetical back-tested performance of the Index set forth under “Hypothetical Back-Tested Data and Historical Information” in this pricing supplement is purely theoretical and does not represent the actual historical performance of the Index and has not been verified by an independent third party. Hypothetical back-tested performance measures have inherent limitations. Alternative modelling techniques might produce significantly different results and may prove to be more appropriate. The use of alternative “proxy” performance information in the calculation of hypothetical back-tested weights and levels may have resulted in different, perhaps significantly different, weights and higher levels than would have resulted from the use of actual performance information of the Portfolio Constituents. Past performance, and especially hypothetical back-tested performance, is not indicative of future results. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information. Hypothetical back-tested performance is derived by means of the retroactive application of a back-tested model that has been designed with the benefit of hindsight. See “The J.P. Morgan Mojave Index — Risks Relating to the Index — Additional Information about Hypothetical Back-tested Performance Data” in the accompanying underlying supplement.

•	THE INVESTMENT STRATEGY USED TO CONSTRUCT THE INDEX INVOLVES DAILY ADJUSTMENTS TO ITS NOTIONAL EXPOSURE TO ITS PORTFOLIO CONSTITUENTS —

The Index is subject to daily adjustments to its notional exposure to its Portfolio Constituents. By contrast, a notional portfolio that is not subject to daily exposure adjustments in this manner could see greater compounded gains over time through exposure to a consistently and rapidly appreciating portfolio consisting of the relevant Portfolio Constituents. Therefore, your return on the notes may be less than the return you could realize on an alternative investment in the relevant Portfolio Constituents that is not subject to daily exposure adjustments. No assurance can be given that the investment strategy used to construct the Index will outperform any alternative investment in the Portfolio Constituents of the Index.

PS-10 | Structured Investments Notes Linked to the J.P. Morgan Mojave Index

•	A PORTFOLIO CONSTITUENT OF THE INDEX MAY BE REPLACED BY A SUBSTITUTE INDEX OR ETF IN CERTAIN EXTRAORDINARY EVENTS —

Following the occurrence of certain extraordinary events with respect to a Portfolio Constituent as described in the accompanying underlying supplement, a Portfolio Constituent may be replaced by a substitute index or ETF or the Index Calculation Agent may cease calculating and publishing in the Index. You should realize that changing a Portfolio Constituent may affect the performance of the Index, and therefore, the return on the notes, as the substitute index or ETF may perform significantly better or worse than the original Portfolio Constituent. For example, the substitute or successor Portfolio Constituent may have higher fees or worse performance than the original Portfolio Constituent.

Moreover, the policies of the index sponsor of the substitute index or ETF concerning the methodology and calculation of the substitute index or ETF, including decisions regarding additions, deletions or substitutions of the assets underlying the substitute index or ETF could affect the level or price of the substitute index or ETF and therefore the value of the notes. The amount payable on the notes and their market value could also be affected if the index sponsor of a substitute index or the index sponsor of the underlying reference index of a substitute ETF discontinues or suspends calculation or dissemination of the relevant index, in which case it may become difficult to determine the market value of the notes. The index sponsor of the substitute index or ETF will have no obligation to consider your interests in calculating or revising such substitute index or ETF.

•	THERE IS NO ASSURANCE THAT STRATEGY EMPLOYED BY THE EQUITY CONSTITUENT WILL BE SUCCESSFUL —

The Equity Constituent seeks to track the investment results, before fees and expenses, of an index composed of U.S. large- and mid-capitalization stocks exhibiting relatively higher price momentum, which is currently the MSCI USA Momentum Index. The MSCI USA Momentum Index is designed to reflect the performance of an equity momentum strategy by emphasizing stocks with high price momentum, while maintaining reasonably high trading liquidity, investment capacity and moderate index turnover. There is, however, no assurance that the Equity Constituent will outperform any other exchange-traded fund, any index or strategy that tracks U.S. stocks selected using other criteria. Stocks that have previously exhibited high momentum characteristics may not experience positive momentum in the future or may experience more volatility than the market as a whole. The reference index provider may be unsuccessful in creating an index that emphasizes momentum securities. In addition, there may be periods when the momentum style of investing is out of favor and the investment performance of the Equity Constituent may suffer. In addition, the MSCI USA Momentum Index is constructed pursuant to a modified market capitalization-weighting methodology. It is possible that the stock selection and weighting methodology of the MSCI USA Momentum Index will adversely affect the return of the Equity Constituent and, consequently, the closing level of the Index and the value of the notes.

•	CHANGES TO THE REFERENCE INDEX FOR THE EQUITY CONSTITUENT EXPECTED IN EARLY DECEMBER 2020 MAY ADVERSELY AFFECT THE VALUE OF, OR ANY PAYMENT ON, THE NOTES —

In September 2020, iShares® Trust announced that beginning on or around December 1, 2020, the Equity Constituent will seek to track a new reference index, the MSCI Momentum SR Variant Index, and will cease to track the MSCI USA Momentum Index. Changes to the reference index may adversely affect the Equity Constituent, the Index and the return on the notes. The principal difference between the two reference indices is that the rebalancing by the new reference index will be distributed over three days leading into the rebalancing effective date instead of rebalancing on a single day, the rebalancing effective date, under the existing reference index. Moreover, the historical performance of the Equity Constituent and the Index prior to December 1, 2020 would not reflect the effect of the staggered rebalancing on the Equity Constituent and investors in the notes should bear this difference in mind when evaluating the historical data.

•	THE BOND CONSTITUENT MAY NOT BE SUCCESSFUL OR OUTPERFORM ANY ALTERNATIVE STRATEGY THAT MIGHT BE EMPLOYED IN RESPECT OF THE BOND CONSTITUENT ETFs —

The Bond Constituent follows a notional rules-based proprietary strategy that operates on the basis of pre-determined rules. No assurance can be given that the investment strategy on which the Bond Constituent is based will be successful or that the Bond Constituent will outperform any alternative strategy that might be employed in respect of the Bond Constituent ETFs.

•	AN INVESTMENT IN THE NOTES CARRIES THE RISKS ASSOCIATED WITH THE BOND CONSTITUENT’S MOMENTUM ALLOCATION STRATEGY —

The Bond Constituent is constructed using what is generally known as a momentum allocation strategy. A momentum strategy generally seeks to capitalize on positive trends in the returns of financial instruments. As such, the weights of the Bond Constituent ETFs in the Bond Constituent are based on the performance of the Bond Constituent ETFs from the immediately preceding six-month period. However, there is no guarantee that trends existing in the preceding six-month period will continue in the future. A momentum strategy is different from a strategy that seeks long-term exposure to a notional portfolio consisting of constant components with fixed weights. The Bond Constituent may fail to realize gains that could occur as a result of obtaining exposures

PS-11 | Structured Investments Notes Linked to the J.P. Morgan Mojave Index

to financial instruments that have experienced negative returns, but which subsequently experience a recovery or a sudden spike in positive returns. As a result, if market conditions do not represent a continuation of prior observed trends, the level of the Bond Constituent, which is rebalanced based on prior trends, may decline.

Due to the “long-only” construction of the Bond Constituent, Bond Constituent ETFs with negative performance over the relevant lookback period may be selected for inclusion in the Bond Constituent, and the weight of each Bond Constituent ETF will not be less than zero at any time. Additionally, the Bond Constituent is rebalanced only once each month. As a result, the composition of the Bond Constituent will not change between re-weightings even if the Bond Constituent ETFs tracked by the Bond Constituent during a given month decline significantly. No assurance can be given that the investment strategy used to construct the Bond Constituent will cause it to outperform any alternative index that might be constructed from the Bond Constituent ETFs.

•	THE BOND CONSTITUENT MAY PERFORM POORLY DURING PERIODS CHARACTERIZED BY SHORT-TERM VOLATILITY —

The Bond Constituent’s strategy is based on momentum investing. Momentum investing strategies are effective at identifying the current market direction in trending markets. However, in non-trending, sideways markets, momentum investment strategies are subject to “whipsaws.” A whipsaw occurs when the market reverses and does the opposite of what is indicated by the trend indicator, resulting in a trading loss during the particular period. Consequently, the Bond Constituent may perform poorly in non-trending, “choppy” markets characterized by short-term volatility.

•	THE REALIZED VOLATILITY OF THE BOND CONSTITUENT MAY NOT BE LESS THAN OR EQUAL TO ITS VOLATILITY THRESHOLD —

No assurance can be given that the Bond Constituent will maintain an annualized realized volatility that approximates its initial volatility threshold of 5%. The actual realized volatility of the Bond Constituent will depend on the performance of the Bond Constituent ETFs included in the monthly portfolio(s) from time to time, and, at any time or for extended periods, may be greater than 5%, perhaps significantly, or less than 5%. Furthermore, the volatility threshold is subject to upward adjustment and, thus, the realized volatility threshold used to determine any monthly portfolio may be greater than 5%, perhaps significantly. While the assigned weights of the notional portfolio(s) tracked by the Bond Constituent are based in part on the recent historical volatility of the relevant notional portfolio, there is no guarantee that trends existing in the relevant measurement periods will continue in the future. The volatility of the notional portfolio on any day may change quickly and unexpectedly. Accordingly, the actual realized annualized volatility of the Bond Constituent on a daily basis may be greater than or less than the volatility threshold used to select to the relevant monthly portfolio(s), which may adversely affect the level of the Bond Constituent and the value of the notes.

•	THE SOFR INDICES RECENTLY REPLACED THE 2-MONTH AND 3-MONTH U.S. DOLLAR LIBOR IN THE CALCULATION OF THE NOTIONAL FINANCING COST AND THE INDEX HAS LIMITED OPERATING HISTORY WITH THIS CALCULATION METHODOLOGY —

Effective December 31, 2021, the SOFR Indices replaced 2-month and 3-month U.S. dollar LIBOR in the calculation of the notional financing cost. In June 2017, the Federal Reserve Bank of New York’s Alternative Reference Rates Committee (the “ARRC”) announced SOFR as its recommended alternative to U.S. dollar LIBOR. However, the composition and characteristics of SOFR are not the same as those of U.S. dollar LIBOR. SOFR is a broad Treasury repo financing rate that represents overnight secured funding transactions and is not the economic equivalent of U.S. dollar LIBOR. While SOFR is a secured rate, U.S. dollar LIBOR is an unsecured rate. In addition, while SOFR currently is an overnight rate only, U.S. dollar LIBOR is a forward-looking rate that represents interbank funding for a specified term. As a result, there can be no assurance that SOFR will perform in the same way as U.S. dollar LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, bank credit risk, market volatility or global or regional economic, financial, political, regulatory, judicial or other events. For the same reasons, SOFR is not expected to be a comparable substitute, successor or replacement for U.S. dollar LIBOR.

The fixed spread added to SOFR in calculating each SOFR Index is arbitrary and will increase the notional financing cost, which will negatively affect the performance of the Index.

The change to the calculation of the notional financing cost may adversely affect the performance of the Index and the value of the notes, as the notional financing cost derived from the SOFR Indices may be greater, perhaps significantly, than the notional financing cost that would have been derived from 2-month and 3-month U.S. dollar LIBOR. In addition, the performance of the Index prior to December 31, 2021 does not reflect this change. The Index lacked any operating history with this new calculation methodology prior to December 31, 2021 and may perform in unanticipated ways. Investors in the notes should bear this difference in mind when evaluating the historical data shown in this pricing supplement. For more information about the SOFR Indices and for additional risk considerations relating to the notional financing cost, see Annex A in this pricing supplement.

PS-12 | Structured Investments Notes Linked to the J.P. Morgan Mojave Index

•	OTHER KEY RISKS:
o	THE INDEX, WHICH WAS ESTABLISHED ON JANUARY 27, 2020, HAS A LIMITED OPERATING HISTORY AND MAY PERFORM IN UNANTICIPATED WAYS.
o	THE INDEX COMPRISES NOTIONAL ASSETS AND LIABILITIES. THERE IS NO ACTUAL PORTFOLIO OF ASSETS TO WHICH ANY PERSON IS ENTITLED OR IN WHICH ANY PERSON HAS ANY OWNERSHIP INTEREST.
o	THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FIXED-INCOME SECURITIES, INCLUDING INTEREST RATE-RELATED RISKS AND CREDIT RISK.
o	THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH HIGH-YIELD FIXED INCOME SECURITIES, INCLUDING CREDIT RISK.
o	THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FLOATING RATE NOTES.
o	THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH MORTGAGE-BACKED SECURITIES.
o	THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH PREFERRED STOCK.
o	THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH HYBRID SECURITIES.
o	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH NON-U.S. SECURITIES MARKETS, INCLUDING EMERGING MARKETS.
o	SOFR IS AFFECTED BY A NUMBER OF FACTORS AND MAY BE VOLATILE.
o	THE METHOD PURSUANT TO WHICH SOFR IS DETERMINED MAY CHANGE, AND ANY SUCH CHANGE MAY ADVERSELY AFFECT THE VALUE OF THE NOTES.

Please refer to the “Risk Factors” section of the accompanying underlying supplement and “Annex A — Additional Risk Considerations Relating to the Notional Financing Cost” for more details regarding the above-listed and other risks.

PS-13 | Structured Investments Notes Linked to the J.P. Morgan Mojave Index

Hypothetical Back-Tested Data and Historical Information

The following graph sets forth the hypothetical back-tested performance of the Index based on the hypothetical back-tested weekly closing levels of the Index from January 6, 2017 through January 24, 2020, and the historical performance of the Index based on the weekly historical closing levels of the Index from January 31, 2020 through April 22, 2022. The Index was established on January 27, 2020, as represented by the vertical line in the following graph. All data to the left of that vertical line reflect hypothetical back-tested performance of the Index. All data to the right of that vertical line reflect actual historical performance of the Index. The closing level of the Index on April 28, 2022 was 222.84. We obtained the closing levels above and below from the Bloomberg Professional® service, without independent verification.

The data for the hypothetical back-tested performance of the Index set forth in the following graph are purely theoretical and do not represent the actual historical performance of the Index. See “Selected Risk Considerations — Risks Relating to the Index — Hypothetical Back-Tested Data Relating to the Index Do Not Represent Actual Historical Data and Are Subject to Inherent Limitations” above and “The J.P. Morgan Mojave Index — Additional Information About Hypothetical Back-tested Performance Data” in the accompanying underlying supplement.

The hypothetical back-tested and historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Observation Date. There can be no assurance that the performance of the Index will result in a payment at maturity in excess of your principal amount, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

*Effective December 31, 2021, the SOFR Indices replaced 2-month and 3-month U.S. dollar LIBOR in the calculation of the notional financing cost. See “The J.P. Morgan Mojave Index” and Annex A in this pricing supplement for more information. SOFR is not expected to be a comparable substitute, successor or replacement for U.S. dollar LIBOR.

The hypothetical back-tested closing levels of the Index have inherent limitations and have not been verified by an independent third party. These hypothetical back-tested closing levels are determined by means of a retroactive application of a back-tested model designed with the benefit of hindsight. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown. Alternative modeling techniques or assumptions would produce different hypothetical back-tested closing levels of the Index that might prove to be more appropriate and that might differ significantly from the hypothetical back-tested closing levels of the Index set forth above.

PS-14 | Structured Investments Notes Linked to the J.P. Morgan Mojave Index

Treatment as Contingent Payment Debt Instruments

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “Tax Consequences to U.S. Holders – Notes with a Term of More than One Year – Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement no. 3-II. Notwithstanding that the notes do not provide for the full repayment of their principal amount at or prior to maturity, our special tax counsel, Davis Polk & Wardwell LLP, is of the opinion that the notes should be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” Assuming this treatment is respected, as discussed in that subsection, you generally will be required to accrue original issue discount (“OID”) on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange, and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the note. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations.  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The discussions in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Comparable Yield and Projected Payment Schedule

We have determined that the “comparable yield” is an annual rate of 3.09%, compounded semiannually. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount note consists of a single payment at maturity, equal to $1,060.60. Assuming a semiannual accrual period, the following table sets out the amount of OID that will accrue with respect to a note during each calendar period, based upon our determination of the comparable yield and projected payment schedule.

Calendar Period	Accrued OID During Calendar Period (Per $1,000 Principal Amount Note)	Total Accrued OID from Original Issue Date (Per $1,000 Principal Amount Note) as of End of Calendar Period
May 3, 2022 through December 31, 2022……….......	$20.42	$20.42
January 1, 2023 through December 31, 2023………….....	$31.78	$52.20
January 1, 2024 through April 3, 2024..………….	$8.40	$60.60
PS-15 | Structured Investments Notes Linked to the J.P. Morgan Mojave Index

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount of any payment that we will pay on the notes. The amount you actually receive at maturity or earlier sale or exchange of your notes will affect your income for that year, as described above under “Treatment as Contingent Payment Debt Instruments.”

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates.  Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co.  This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes.  For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as

PS-16 | Structured Investments Notes Linked to the J.P. Morgan Mojave Index

determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The J.P. Morgan Mojave Index” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2020, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 26, 2020.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

PS-17 | Structured Investments Notes Linked to the J.P. Morgan Mojave Index

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 3-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021466/crt_dp139321-424b2.pdf
•	Underlying supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021473/crt_dp139875-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-18 | Structured Investments Notes Linked to the J.P. Morgan Mojave Index

Annex A

Additional Risk Considerations Relating to the Notional Financing Cost

The risk factors included under the heading “Risk Factors — Risks Relating to the Notional Financing Cost” in the accompanying underlying supplement are replaced in their entirety by the following:

JPMS, the sponsor (the “SOFR Index Sponsor”) and calculation agent (the “SOFR Index Calculation Agent”) of the J.P. Morgan 2M Spread-Adjusted SOFR Index and the J.P. Morgan 3M Spread-Adjusted SOFR Index (each, a “SOFR Index”), may adjust a SOFR Index in a way that affects its level, and JPMS has no obligation to consider your interests.

JPMS, one of our affiliates, currently acts as the SOFR Index Sponsor and the SOFR Index Calculation Agent and is responsible for calculating and maintaining the SOFR Indices and developing the guidelines and policies governing their composition and calculation. In performing these duties, JPMS may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where JPMS, as the SOFR Index Sponsor and the SOFR Index Calculation Agent, is entitled to exercise discretion. The rules governing the SOFR Indices may be amended at any time by the SOFR Index Sponsor, in its sole discretion. The rules also permit the use of discretion by the SOFR Index Sponsor and the SOFR Index Calculation Agent in relation to each SOFR Index in specific instances, including, but not limited to, the determination of whether to replace a constituent with a substitute or successor upon the occurrence of certain events affecting that constituent, the selection of any substitute or successor and the determination of the levels to be used in the certain events that affect the ability of the SOFR Index Calculation Agent to calculate and publish the levels of the SOFR Index and the interpretation of the rules governing the SOFR Index. Although JPMS, acting as the SOFR Index Sponsor and the SOFR Index Calculation Agent, will make all determinations and take all action in relation to each SOFR Index acting in good faith, it should be noted that JPMS may have interests adverse to the interests of the holders of the notes and the policies and judgments for which JPMS is responsible could have an impact, positive or negative, on the level of a SOFR Index and the value of your notes.

Although judgments, policies and determinations concerning each SOFR Index are made by JPMS, JPMorgan Chase & Co., as the ultimate parent company of JPMorgan Chase Bank and JPMS, ultimately controls JPMorgan Chase Bank and JPMS. JPMS has no obligation to consider your interests in taking any actions that might affect the value of your notes. Furthermore, the inclusion of any constituent in a SOFR Index is not an investment recommendation by us or JPMS of that constituent.

SOFR has a limited history and its future performance cannot be predicted based on historical performance.

The publication of SOFR began in April 2018, and, therefore, it has a limited history. In addition, the future performance of SOFR cannot be predicted based on the limited historical performance. The level of SOFR during the term of the notes may bear little or no relation to historical actual or historical indicative SOFR data. Prior observed patterns, if any, in the behavior of market variables and their relation to SOFR, such as correlations, may change in the future. While some pre-publication historical data has been released by the Federal Reserve Bank of New York (“FRBNY”), production of such historical indicative SOFR data inherently involves assumptions, estimates and approximations. No future performance of SOFR may be inferred from any of historical actual or historical indicative SOFR data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of SOFR. Changes in the levels of SOFR will affect the notional financing cost and, therefore, the performance of the Index and the return on the notes and the trading price of the notes, but it is impossible to predict whether such levels will rise or fall.

SOFR will be affected by a number of factors.

The notional financing cost will depend on SOFR. SOFR will depend on a number of factors, including, but not limited to:

•	supply and demand for overnight U.S. Treasury repurchase agreements;
•	sentiment regarding underlying strength in the U.S. and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	central bank policy regarding interest rates;
•	inflation and expectations concerning inflation;
•	performance of capital markets; and
•	any statements from public government officials regarding the cessation of SOFR.

These and other factors may have a material effect on the performance of SOFR, on the notional financing cost, on the performance of the Index and on the value of the notes in the secondary market.

SOFR may be volatile and may be more volatile than other benchmark or market interest rates.

SOFR is subject to volatility due to a variety of factors affecting interest rates generally, including, but not limited to:

PS-19 | Structured Investments Notes Linked to the J.P. Morgan Mojave Index

•	sentiment regarding underlying strength in the U.S. and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in U.S. and global credit markets;
•	central bank policy regarding interest rates; and
•	performance of capital markets.

Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in other benchmark or market rates, such as U.S. dollar LIBOR, during corresponding periods.

The composition and characteristics of SOFR are not the same as those of LIBOR and there is no guarantee that SOFR is a comparable substitute for LIBOR.

In June 2017, the Federal Reserve Bank of New York’s Alternative Reference Rates Committee (the “ARRC”) announced SOFR as its recommended alternative to U.S. dollar LIBOR. However, the composition and characteristics of SOFR are not the same as those of U.S. dollar LIBOR. SOFR is a broad Treasury repo financing rate that represents overnight secured funding transactions and is not the economic equivalent of U.S. dollar LIBOR. While SOFR is a secured rate, U.S. dollar LIBOR is an unsecured rate. In addition, while SOFR currently is an overnight rate only, U.S. dollar LIBOR is a forward-looking rate that represents interbank funding for a specified term. As a result, there can be no assurance that SOFR will perform in the same way as U.S. dollar LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, bank credit risk, market volatility or global or regional economic, financial, political, regulatory, judicial or other events. For the same reasons, SOFR is not expected to be a comparable substitute, successor or replacement for U.S. dollar LIBOR.

The fixed spread added to SOFR in calculating each SOFR Index will increase the notional financing cost, which will negatively affect the performance of the Index.

The notional financing cost is intended to approximate the cost of maintaining a position in the Portfolio Constituents using borrowed funds and is currently calculated as a composite rate of interest that is intended to track the overnight rate of return of a notional position in a 3-month time deposit in U.S. dollars, calculated by reference to the SOFR Indices. The fixed spread added to SOFR in calculating each SOFR Index is arbitrary and will increase the notional financing cost, which will negatively affect the performance of the Index.

The notional financing cost is calculated by reference to daily SOFR rates, not compounded SOFR rates.

Each SOFR Index is calculated by reference to daily SOFR rates, plus a fixed spread, not to SOFR compounded over any period. Accordingly, the notional financing cost is expected to be more representative of current overnight rates than of the overnight rate of return of a notional position in a 3-month time deposit in U.S. dollars. The notional financing cost may in some circumstances be higher than if compounded SOFR were used to calculate the SOFR Indices.

The administrator of SOFR may make changes that could adversely affect the level of SOFR or discontinue SOFR and has no obligation to consider your interest in doing so.

SOFR is a relatively new rate, and FRBNY (or a successor), as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR, or timing related to the publication of SOFR. If the manner in which SOFR is calculated is changed, that change may result in an increase to the notional financing cost, which would adversely affect the performance of the Index and the notes. The administrator of SOFR may withdraw, modify, amend, suspend or discontinue the calculation or dissemination of SOFR in its sole discretion and without notice and has no obligation to consider the interests of holders of the notes in calculating, withdrawing, modifying, amending, suspending or discontinuing SOFR. The level of a SOFR Index in respect of a particular date will not be adjusted for any new or amended SOFR data that the administrator of SOFR may publish after the level of that SOFR Index has been determined unless the SOFR Index Calculation Agent determines that the new or amended SOFR data is material.

A constituent of a SOFR Index may be replaced by a substitute upon the occurrence of certain extraordinary events.

Following the occurrence of certain extraordinary events with respect to a constituent, the affected constituent may be replaced by a substitute or the SOFR Index Calculation Agent may cease calculation and publication of the relevant SOFR Index on a date determined by the SOFR Index Calculation Agent. You should realize that the changing of a constituent may affect the performance of the relevant SOFR Index, and therefore, the notional financing cost, the Index and the return on the notes, as the replacement constituent may have performance that difference significantly from that of the original constituent.

PS-20 | Structured Investments Notes Linked to the J.P. Morgan Mojave Index

Additional Information about the J.P. Morgan Spread-Adjusted SOFR Index Series

The J.P. Morgan 2M Spread-Adjusted SOFR Index and the J.P. Morgan 3M Spread-Adjusted SOFR Index (each, a “SOFR Index”) were developed and are maintained and calculated by JPMS. The description of the SOFR Indices and methodology included in this underlying supplement is based on rules formulated by JPMS (the “SOFR Index Rules”). The SOFR Index Rules, and not this description, will govern the calculation and constitution of the SOFR Indices and other decisions and actions related to their maintenance. The SOFR Index Rules in effect as of the date of this underlying supplement are attached as Annex B to this pricing supplement. Each SOFR Index is the intellectual property of JPMS, and JPMS reserves all rights with respect to its ownership of the SOFR Indices. The J.P. Morgan 2M Spread-Adjusted SOFR Index is reported by Bloomberg L.P. under the ticker symbol “JPUS002M Index” and the J.P. Morgan 3M Spread-Adjusted SOFR Index is reported by Bloomberg L.P. under the ticker symbol “JPUS003M Index.”

Each SOFR Index seeks to track the daily SOFR rate, as adjusted by a spread of 0.0018456 (in the case of the J.P. Morgan 2M Spread-Adjusted SOFR Index) or 0.0026161 (in the case of the J.P. Morgan 3M Spread-Adjusted SOFR Index), as applicable. See “— What Is SOFR?” below for additional information about SOFR.

The SOFR Index Calculation Agent (as defined below) began calculating the level of each SOFR Index (each, a “SOFR Index Level”) on a live basis on November 23, 2021. The SOFR Index Calculation Agent calculates the SOFR Index Level of each SOFR Index with respect to each weekday on which SOFR is scheduled to be published and will publish the SOFR Index Level of each SOFR Index to an accuracy of four decimal places. The SOFR Index Calculation Agent may calculate each SOFR Index to a greater degree of accuracy or specificity and may use any rounding convention it considers appropriate for any data used or calculations performed (which may include using data with a higher level of specificity than that which is published on any particular data source) to determine the SOFR Index Level of each SOFR Index. See the SOFR Index Rules for additional information about the calculation of the SOFR Index Level.

No assurance can be given that the methodology used to construct the SOFR Indices will achieve its intended results or that any SOFR Index will be successful.

Each SOFR Index is described as a notional cash position because there is no actual portfolio of financial instruments to which any person is entitled or in which any person has any ownership interest. Each SOFR Index merely references certain financial instruments, the performance of which will be used as a reference point for calculating that SOFR Index Level.

What Is SOFR?

SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. FRBNY notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.

FRBNY currently publishes SOFR daily on its website. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. Information contained in the publication page for SOFR is not incorporated by reference in, and should not be considered part of, this pricing supplement.

Succession and Extraordinary Events

If a daily SOFR rate is not calculated and announced by the relevant sponsor or publisher, but is calculated and announced by a successor sponsor or publisher acceptable to the SOFR Index Calculation Agent, or if a daily SOFR rate is replaced by a successor rate that, in the determination of the SOFR Index Calculation Agent, is the same or substantially similar to that daily SOFR rate, then that daily SOFR rate will be deemed to be the successor daily SOFR rate, with effect from a date determined by the SOFR Index Calculation Agent.

If a daily SOFR rate materially changes, is cancelled or becomes non-representative or is not published for a sustained period, then the SOFR Index Calculation Agent may determine to select a replacement rate that possesses substantially similarly characteristics to the rate that is being replaced or, if the SOFR Index Calculation Agent determines that there is no replacement rate that possesses

PS-21 | Structured Investments Notes Linked to the J.P. Morgan Mojave Index

substantially similar characteristics to the original rate, then the SOFR Index Calculation Agent may select a replacement rate that it determines will be an appropriate replacement rate or, if not canceled, continue to reference the original rate.

In addition, the SOFR Index Sponsor may, in its discretion, at any time and without notice, terminate the calculation or publication of a SOFR Index, including, without limitation, subsequent to the occurrence of an event described above affecting a daily SOFR rate. The SOFR Index Sponsor is under no obligation to continue the calculation and publication of any SOFR Index.

In connection with any of the changes described above, the SOFR Index Calculation Agent may make any adjustments to the SOFR Index Rules that it determines are appropriate to account for that change. These adjustments to the SOFR Index Rules may include, without limitation, the addition or subtraction of a spread adjustment to that successor or replacement rate, giving due consideration to any industry-accepted spread adjustment or method for calculating or determining a spread adjustment for that successor or replacement rate. The inclusion of a spread adjustment could adversely affect the daily SOFR rate and therefore the return on and market value of the notes.

Corrections

If the level of any daily SOFR rate is publicly corrected after its initial dissemination or if the SOFR Index Calculation Agent identifies an error or omission in respect of the daily SOFR rate, and if the SOFR Index Calculation Agent determines that the correction, error or omission is material, then the SOFR Index Calculation Agent may make an adjustment or correction to the SOFR Index Level.

The SOFR Index Sponsor and the SOFR Index Calculation Agent

JPMS is currently the sponsor of each SOFR Index (together with any successor sponsor or assign, the “SOFR Index Sponsor”). The SOFR Index Sponsor may appoint a successor sponsor or assign, delegate or transfer any or all of its rights, obligations or responsibilities in its capacity as SOFR Index Sponsor in connection with each SOFR Index to one or more entities (including an unrelated third party) that the SOFR Index Sponsor determines is appropriate.

The SOFR Index Sponsor is also responsible for the appointment of the calculation agent of each SOFR Index (the “SOFR Index Calculation Agent”), which may be the SOFR Index Sponsor, an unrelated third party or an affiliate or subsidiary of the SOFR Index Sponsor. JPMS is currently the SOFR Index Calculation Agent. The SOFR Index Sponsor may at any time and for any reason (i) appoint a successor SOFR Index Calculation Agent if the SOFR Index Sponsor is at that time the SOFR Index Calculation Agent or (ii) terminate the appointment of the SOFR Index Calculation Agent and appoint an alternative entity as a replacement SOFR Index Calculation Agent if the SOFR Index Sponsor is not at that time the SOFR Index Calculation Agent. The SOFR Index Calculation Agent (unless the SOFR Index Calculation Agent is the same entity as the SOFR Index Sponsor) must obtain written permission from the SOFR Index Sponsor prior to any delegation or transfer of the SOFR Index Calculation Agent’s responsibilities or obligations in connection with any SOFR Index. The SOFR Index Calculation Agent is responsible for making calculations and determinations as described above and in the SOFR Index Rules.

SOFR Index Sponsor and SOFR Index Calculation Agent Determinations

The SOFR Index Calculation Agent will act in good faith and in a commercially reasonable manner in making determinations, interpretations and calculations pursuant to the SOFR Index Rules. Subject to the prior agreement of the SOFR Index Sponsor, the SOFR Index Calculation Agent’s determinations, and all calculations related to any SOFR Index and the SOFR Index Calculation Agent’s interpretations of the SOFR Index Rules, will be final.

None of the SOFR Index Sponsor, the SOFR Index Calculation Agent and any of their respective affiliates and subsidiaries and any of their respective directors, officers, employees, representatives, delegates and agents (for purposes of this section, each, a “Relevant Person”) will have any responsibility to any person (whether as a result of negligence or otherwise) for any determinations, interpretations or calculations made or anything done (or omitted to be determined or done) in connection with any SOFR Index or any use to which any person may put any SOFR Index or the SOFR Index Levels of any SOFR Index.

Subject to the prior agreement of the SOFR Index Sponsor, the SOFR Index Calculation Agent may make certain determinations, adjustments, amendments and interpretations related to any SOFR Index. All such determinations, adjustments, amendments and interpretations (in each case, subject to such prior agreement on the part of the SOFR Index Sponsor) of the SOFR Index Calculation Agent related to any SOFR Index and all calculations performed by the SOFR Index Calculation Agent related to any SOFR Index will be final, conclusive and binding and no person will be entitled to make any claim against the SOFR Index Sponsor, the SOFR Index Calculation Agent, or any of the Relevant Persons in respect thereof. Once a determination, adjustment, amendment or interpretation is made or action is taken by the SOFR Index Calculation Agent (in each case, as agreed in advance by the SOFR Index Sponsor) in relation to any SOFR Index, or a calculation is performed by the SOFR Index Calculation Agent in relation to any SOFR Index, none of the SOFR Index Sponsor, the SOFR Index Calculation Agent or any Relevant Person will be under any obligation to revise any such determination, adjustment, amendment, interpretation or calculation made or anything done (or omitted to be determined, adjusted, amended, interpreted, calculated or done) for any reason.

PS-22 | Structured Investments Notes Linked to the J.P. Morgan Mojave Index

The SOFR Index Calculation Agent’s exercise of discretion or failure to exercise discretion in relation to any SOFR Index may have a detrimental effect on the SOFR Index Level of that SOFR Index and the volatility of that SOFR Index. The SOFR Index Sponsor or the SOFR Index Calculation Agent may make certain determinations or calculations based on information obtained from publicly available sources without independently verifying such information.

Amendment of the SOFR Index Rules; Termination of a SOFR Index

The SOFR Index Rules may be supplemented, amended or restated from time to time in the sole discretion of JPMS in its capacity as the SOFR Index Sponsor. Although the SOFR Index Rules are intended to be comprehensive and accurate, ambiguities may arise and errors or omissions may have been made. Under these circumstances, the SOFR Index Sponsor will resolve these ambiguities and, if necessary, amend the SOFR Index Rules to reflect their resolution. In the case of any errors or omissions, the SOFR Index Sponsor may amend the SOFR Index Rules to address those errors or omissions. The SOFR Index Rules will be made available (in a manner determined by the SOFR Index Sponsor from time to time) following any supplementation, amendment or restatement.

Following any amendment, the SOFR Index Sponsor will make available (as soon as practicable) the amended version of the SOFR Index Rules and will include the effective date of such amendment in the new version of the SOFR Index Rules. However, the SOFR Index Sponsor is under no obligation to inform any person about any amendments to any SOFR Index (except as required by law or regulation).

The SOFR Index Sponsor may at any time, for any reason and without notice, terminate or cease the calculation or publication of the any SOFR Index.

PS-23 | Structured Investments Notes Linked to the J.P. Morgan Mojave Index

Annex B

The J.P. Morgan Spread-Adjusted SOFR Index Series Rules

PS-24 | Structured Investments Notes Linked to the J.P. Morgan Mojave Index

J.P. Morgan

Spread-Adjusted SOFR Index Series

Index Rules

November 23, 2021

© All Rights Reserved

Contents

PART A ...			3
THE J.P. MORGAN SPREAD-ADJUSTED SOFR INDEX SERIES INDEX RULES .......................................................................................................................			3
1.	Introduction ...		3
2.	Index Sponsor and Index Calculation Agent ...................................................................................................................................................................		3
	2.1	Identity and responsibilities ...............................................................................................................................................................................	3
	2.2	Index Sponsor determinations and Index Calculation Agent determinations ............................................................................................	4
3.	Amendments ...		5
4.	General Notes on the Indices .............................................................................................................................................................................................		5
5.	Publication of the Index Level ...........................................................................................................................................................................................		5
6.	Calculation of the Index Level ............................................................................................................................................................................................		5
7.	Interest Rate Extraordinary Events .................................................................................................................................................................................		6
8.	Corrections ...		7
	Definitions ...		8

PART A

THE J.P. MORGAN SPREAD-ADJUSTED SOFR INDEX SERIES

INDEX RULES

1.	Introduction

This document comprises the rules (as may be supplemented, amended or restated from time to time, the “Index Rules”) of the J.P. Morgan Spread-Adjusted SOFR Index Series, a series of notional rules- based proprietary indices. These Index Rules are divided into Part A (which includes Schedule 1 and applies to every index comprised in the J.P. Morgan Spread-Adjusted SOFR Index Series and Part B (which contains individualized parameters for each index in the series).

Table A in Schedule 1 sets out each index in the J.P. Morgan Spread-Adjusted SOFR Index Series (each, an “Index” and together the “Indices”). The relevant parameters for each Index are provided in the Applicable Module (as defined in “Definitions”) in Part B for such Index. The Index Publisher may, in its discretion, publish or otherwise make available only the Index Rules applicable to one or more of the Indices by removing the Parts and Modules (each as specified herein) from this document that do not apply to such Indices and amending Schedule 1 of Part A of the Index Rules as necessary.

ALL PERSONS READING THIS DOCUMENT SHOULD REFER TO THE NOTICES, DISCLAIMERS AND CONFLICTS OF INTEREST SECTIONS BELOW AND CONSIDER THE INFORMATION CONTAINED IN THIS DOCUMENT IN LIGHT OF SUCH NOTICES, DISCLAIMERS AND CONFLICTS OF INTEREST.

NOTHING IN THE INDEX RULES CONSTITUTES AN OFFER TO BUY OR SELL ANY FINANCIAL PRODUCT, PARTICIPATE IN ANY TRANSACTION OR ADOPT ANY INVESTMENT STRATEGY. THE INDEX RULES DO NOT CONSTITUTE INVESTMENT, LEGAL, TAX, REGULATORY OR ACCOUNTING ADVICE.

This document is published by the Index Publisher, J.P. Morgan Securities LLC of 383 Madison Avenue, 5th Floor, New York, New York 10179, United States, in its capacity as such. Further information relating to the identity and role of third parties that are non-affiliates of JPMorgan, in respect of the Index is available upon request from the Index Publisher. The following further information is available at https://www.jpmorganindices.com:

(i)	supplemental disclosure on the Index Publisher’s governance and oversight framework;
(ii)	information on complaints handling; and
(iii)	further information on conflicts of interest.

2.	Index Publisher and Index Calculation Agent

2.1	Identity and responsibilities

As of the Live Date (as defined and specified in the applicable Schedule), J.P. Morgan Securities LLC (“JPMS”) is the sponsor and the publisher of the Index (the “Index Publisher”, which term shall include any successor or assign of the Index Publisher). The Index Publisher may appoint a successor sponsor or publisher or assign, delegate or transfer any or all of its rights, obligations or responsibilities in its capacity as Index Publisher in connection with an Index to one or more entities (including an unrelated third party) that the Index Publisher determines appropriate. The Index Calculation Agent (unless the Index Calculation Agent is the same entity as the Index Publisher) must obtain written permission from the Index Publisher prior to any delegation or transfer of the Index Calculation Agent’s responsibilities or obligations in connection with the Index.

The initial Index Publisher is responsible for, among other things, the creation and design of each Index and the documentation of the Index Rules. The Index Publisher is responsible for the appointment of the calculation agent of the Index (the “Index Calculation Agent”), which may be the Index Publisher, an unrelated third party or an affiliate or subsidiary of the Index Publisher. The Index Calculation Agent will (unless the Index Calculation Agent is the same entity as the Index Publisher) be an agent of the Index Publisher. As of the Live Date, the Index Publisher has appointed JPMS to be the initial Index Calculation Agent.

The Index Publisher may at any time and for any reason (i) appoint a successor Index Calculation Agent, if the Index Publisher is at that time the Index Calculation Agent or (ii) terminate the appointment of the Index Calculation Agent and appoint an alternative entity as a replacement Index Calculation Agent, if the Index Publisher is not at that time the Index Calculation Agent.

The Index Calculation Agent is responsible for (i) calculating the Index Level in respect of each Index Calculation Day (each as defined herein) in accordance with the Index Rules and (ii) determining (among other things and subject to the prior agreement of the Index Publisher or at the direction of the Index Publisher) if an Interest Rate Extraordinary Event (as defined herein) has occurred, whether any input necessary to perform any calculations under the Index Rules is not published or otherwise made available by the relevant data provider, sponsor of an Interest Rate (as defined herein), publisher of an Interest Rate, other input sponsor or other input publisher or exchange to the Index Calculation Agent, and any related consequences or adjustments in accordance with the Index Rules.

The Index Calculation Agent shall act in good faith and in a commercially reasonable manner in making determinations, interpretations and calculations pursuant to the Index Rules. Subject to the prior agreement of the Index Publisher, the Index Calculation Agent’s determinations, and all calculations related to the Index and the Index Calculation Agent’s interpretations of the Index Rules, shall be final.

None of the Index Publisher, the Index Calculation Agent, or any of their respective affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents (each, a “Relevant Person”) shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determinations, interpretations or calculations made or anything done (or omitted to be determined or done) in connection with an Index or any use to which any person may put an Index or the Index Levels.

The Index Publisher may, in its discretion, at any time and without notice, terminate the calculation or publication of an Index, including, without limitation, subsequent to the occurrence of one of the events described in Section 7 (Interest Rate Extraordinary Events).

2.2	Index Publisher determinations and Index Calculation Agent determinations

The Index Calculation Agent’s exercise of discretion or failure to exercise discretion in relation to an Index may have a detrimental effect on the Index Level and the volatility of the Index. The Index Publisher or the Index Calculation Agent may make certain determinations or calculations based on information obtained from publicly available sources without independently verifying such information.

Subject to the prior agreement of the Index Publisher, the Index Calculation Agent may make certain determinations, adjustments, amendments and interpretations related to the Index. All such determinations, adjustments, amendments and interpretations (in each case, subject to such prior agreement on the part of the Index Publisher) of the Index Calculation Agent related to an Index and all calculations performed by the Index Calculation Agent related to an Index shall be final, conclusive and binding and no person shall be entitled to make any claim against the Index Publisher, the Index Calculation Agent, or any of the Relevant Persons in respect thereof. Once a determination, adjustment, amendment or interpretation is made or action is taken by the Index Calculation Agent (in each case, as agreed in advance by the Index Publisher) in relation to an Index, or a calculation is performed by the Index Calculation Agent in relation to an Index, none of the Index Publisher, the Index Calculation Agent or any Relevant Person shall be under any obligation to revise any such determination, adjustment, amendment, interpretation or calculation made or anything done (or omitted to be determined, adjusted, amended, interpreted, calculated or done) for any reason.

3.	Amendments

The Index Rules may be supplemented, amended or restated from time to time in the sole discretion of the Index Publisher. The Index Rules will be made available (in a manner determined by the Index Publisher from time to time) following such supplementation, amendment or restatement. Following any amendment, the Index Publisher will make available (as soon as practicable) the amended version of the Index Rules and will include the effective date of such amendment in the new version of the Index Rules. However, the Index Publisher is under no obligation to inform any person about any amendments to an Index (except as required by law or regulation).

Although the Index Rules are intended to be comprehensive and accurate, ambiguities may arise and errors or omissions may have been made. In such circumstances, the Index Publisher will resolve such ambiguities and, if necessary, amend the Index Rules to reflect such resolution. In the case of any inaccuracy, the Index Publisher may amend the Index Rules to address errors or omissions. The Index Publisher is under no obligation to inform any person of any amendments to the Index (except as may be required by law).

4.	General Notes on the Indices

These general notes on the Index set forth in this Section 4 are qualified in their entirety by the remainder of the Index Rules.

Objective. The Index is designed to calculate the sum of a specified overnight financing rate plus a specified constant spread.

No assurance can be given that the methodology used to construct any Index will achieve its intended results or that any Index will be successful.

5.	Publication of the Index Level

The level of the Index (the “Index Level”) will be calculated by the Index Calculation Agent in respect of each Index Calculation Day (as defined in “Definitions”) in accordance with the methodology set out in Section 6 (Calculation of the Index Level) below. The Index Calculation Agent will publish the Index Level in respect of each Index Calculation Day. The Index Level in respect of each Index Calculation Day may be obtained by reference to Bloomberg ticker specified in the Applicable Module or from a successor or alternate source as may be identified by the Index Calculation Agent from time to time.

The Index Calculation Agent may, at any time and without notice, change the frequency of publication of the Index Level, the means or place of publication of the Index Level or cease the calculation, publication or dissemination of the Index Level. The published level will be initially published to an accuracy of four decimal places; however, the Index Calculation Agent may calculate the Index to a greater degree of accuracy or specificity and may use any rounding convention it considers appropriate for any data used or calculations performed (which may include using data with a higher level of specificity than that which is published on any particular data source) to determine the Index Level.

6.	Calculation of the Index Level

The Index Level of each Index will be calculated by the Index Calculation Agent in respect of each Index Calculation Day in accordance with the following formula:

Indext = Overnightt + Spread

where:

Indext	means the Index Level as of Index Calculation Day t.

Overnightt	means, in respect of each Index Calculation Day t, the level of the Overnight Rate published by the Interest Rate Publisher in respect of Index Calculation Day t.

Spread	means the Spread specified in the Applicable Module in Part B.

Overnight Rate means the Secured Overnight Financing Rate (SOFR) as administered and published by the Interest Rate Publisher (Bloomberg ticker “SOFRRATE Index”).

Interest Rate Publisher means the Federal Reserve Bank of New York (or its authorized successor, or if no such authorized successor is announced, an alternate source or provider as may be identified by the Index Calculation Agent).

7.	Interest Rate Extraordinary Events

If either (a) the Overnight Rate is not calculated and announced by the relevant sponsor or the relevant publisher, but is calculated and announced by a successor sponsor or a successor publisher acceptable to the Index Calculation Agent, or (b) the Overnight Rate is replaced by a successor rate that, in the determination of the Index Calculation Agent, is the same or substantially similar to that relevant rate, then the Overnight Rate will be deemed to be the Overnight Rate so calculated and announced by that successor sponsor or that successor publisher or that successor rate, as the case may be, with effect from a date determined by the Index Calculation Agent.

If on or prior to any Index Calculation Day, an Interest Rate Extraordinary Event (as defined below) occurs, then the Index Calculation Agent shall do one of the following, as determined by the Index Calculation Agent in its sole discretion: (i) continue to use the original Overnight Rate in determining the Index Level (but only if the Overnight Rate has not been cancelled); (ii) cease calculation or publication of the Index on such date as is determined by the Index Calculation Agent; or (iii) select a replacement Overnight Rate that it determines possesses substantially similar characteristics to the Overnight Rate that is being replaced, with effect from a date determined by the Index Calculation Agent, provided that, if the Index Calculation Agent determines that there is no replacement Overnight Rate that possesses substantially similar characteristics to the original Overnight Rate, then the Index Calculation Agent may select a replacement Overnight Rate that it determines will be an appropriate replacement rate.

In connection with any of the changes described above, the Index Calculation Agent may make such adjustments to the Index Rules that it determines are appropriate to account for such change. Such adjustments to the Index Rules may include, without limitation, the addition or subtraction of a spread adjustment to such successor rate or replacement rate, giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment for such successor rate or replacement rate and giving due consideration for each Index to the relevant Spread specified in the Applicable Module in Part B.

An “Interest Rate Extraordinary Event” occurs when one or more of the following events occurs, as determined by the Index Calculation Agent in its sole discretion (although, for the avoidance of doubt, the Index Calculation Agent has no obligation to monitor actively whether or not any of the following events has occurred): (a) the Interest Rate Publisher makes a material change in the formula for or the method of calculating the Overnight Rate or in any other way materially modifies the Overnight Rate (other than a modification prescribed in the formula or method for determining the Overnight Rate in the event of routine events), (b) the Overnight Rate is not published for ten (10) consecutive scheduled publication days for such Overnight Rate, (c), a relevant regulatory supervisor or regulatory authority (if any) with jurisdiction over the Index Publisher or the Index Publisher itself makes a public statement or publishes information indicating or announcing that the Index is not or will no longer be representative, (d) a relevant regulatory supervisor or regulatory authority (if any) with jurisdiction over the Interest Rate Publisher or the Overnight Rate or the Interest Rate Publisher itself makes a public statement or publishes information indicating or announcing that the Overnight Rate is not or will no longer be representative or (e) the Overnight Rate is cancelled.

8.	Corrections

If the level of the Overnight Rate as of any date which is published or otherwise made available in respect of the Overnight Rate is subsequently corrected and such correction is published or otherwise made available; or (ii) the Index Calculation Agent identifies an error or omission in any of its calculations, determinations or interpretations in respect of an Index, then the Index Calculation Agent may, if practicable and if the Index Calculation Agent determines in good faith that such correction, error or omission (as the case may be) is material, adjust or correct the relevant calculation, determination or interpretation and/or the Index Level as of any Index Calculation Day to take into account such correction.

Definitions

Terms not otherwise defined herein, shall have the following meanings:

“Applicable Module”	means the module in Part B applicable to each Index.

“Base Date”	means the date specified as such in the Applicable Module in Part B with respect to each Index.

“Index Calculation Day”	means a weekday as of which the Overnight Rate is (or, but for the occurrence or continuation of an Interest Rate Extraordinary Event, would have been) scheduled to be calculated and published by the Interest Rate Publisher.

“Index Calculation Agent”	has the meaning given to such term in Section 2.1 (Identity and responsibilities).

“Index”	has the meaning given to such term in Section 1 (Introduction).

“Index Level”	has the meaning given to such term in Section 4 (General Notes on the Indices).

“Index Rules”	as defined in Section 1 ( Introduction), means the rules of the J.P. Morgan Spread-Adjusted SOFR Index Series as set out in this document, as the same may be supplemented, amended or restated from time to time.

“Index Publisher”	has the meaning given to such term in Section 2.1 (Identity and responsibilities).

“Interest Rate Publisher”	has the meaning given to such term in Section 6 (Calculation of the Index Level).

“JPMS”	as defined in Section 1 (Introduction), means J.P. Morgan Securities LLC.

“Live Date”	means, for each Index, the date specified in the Applicable Module in Part B.

“Overnight Rate”	has the meaning given to such term in Section 6 (Calculation of the Index Level).

Schedule 1:

The indices composing the J.P. Morgan Spread-Adjusted SOFR Index Series:

Table A below of this Schedule 1 sets out the name of each index in the J.P. Morgan Spread-Adjusted SOFR Index Series. The relevant parameters for each Index are provided in the Applicable Module in Part B.

Table A

Name

J.P. Morgan 2M Spread-Adjusted SOFR Index

J.P. Morgan 3M Spread-Adjusted SOFR Index

This table may be amended from time to time to add additional Indices.

Part B

PARAMETERS FOR EACH OF THE INDICES

MODULE B1: J.P. MORGAN 2M SPREAD-ADJUSTED SOFR INDEX

Index Name	J.P. Morgan 2M Spread-Adjusted SOFR Index

Bloomberg Ticker of Index	JPUS002M

Live Date	November 23, 2021

Base Date	April 2, 2018

Spread	0.0018456

MODULE B2: J.P. MORGAN 3M SPREAD-ADJUSTED SOFR INDEX

Index Name	J.P. Morgan 3M Spread-Adjusted SOFR Index

Bloomberg Ticker of Index	JPUS003M

Live Date	November 23, 2021

Base Date	April 2, 2018

Spread	0.0026161

Notices, Disclaimers and Conflicts of Interest

The Index Rules have been prepared solely for informational purposes and nothing in the Index Rules constitutes (i) an offer to buy or sell any securities, participate in any transaction or adopt any investment linked to the Indices or (ii) legal, tax, regulatory, financial or accounting advice. The Index Rules may change at any time without prior notice.

Neither the Index Calculation Agent nor any of its affiliates or subsidiaries or their respective directors, officers, employees, representatives, delegates or agents (each a “Relevant Person”) make any representation or warranty, whatsoever, express or implied, as to the results that may be obtained through the use of this document or the Indices. Each Relevant Person hereby expressly disclaims, to the fullest extent permitted by law, all warranties of accuracy, completeness, merchantability, or fitness for a particular purpose with respect to any information contained in this document and no Relevant Person shall have any liability (direct or indirect, special, punitive, consequential or otherwise) to any person even if notified of the possibility of any such damages.

The Index Calculation Agent is under no obligation to continue the calculation, publication and dissemination of the Indices or the Index Levels.

During the course of their normal business, the Index Calculation Agent or any of the other Relevant Persons may enter into or promote, offer or sell transactions or investments (structured or otherwise) linked to the Indices. In addition, any Relevant Person may have, or may have had, interests or positions, or may buy, sell or otherwise trade positions in or relating to the Indices, or may invest or engage in transactions with other persons, or on behalf of such persons relating to any of these items. Such activity may or may not have an impact on the Index Levels but all persons reading this document should be aware that a conflict of interest could arise where anyone is acting in more than one capacity, and such conflict may have an impact, positive or negative, on the Index Levels. Neither the Index Calculation Agent nor any other Relevant Person has any duty to consider the circumstances of any person when participating in such transactions or to conduct themselves in a manner that is favorable to anyone with exposure to any Index.

The Index Rules have been developed with the possibility of the Index Calculation Agent or any of the other Relevant Persons entering into or promoting, offering or selling transactions or investments (structured or otherwise) linked to the Indices and hedging such transactions or investments in any manner that they see fit. Accordingly it should be assumed that the Index Rules have and will be analyzed from this point of view.

As mentioned above, the Indices are described as a notional cash position because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. The Indices merely identify certain reference assets, the performance of which will be used as a reference point for calculating the Index Levels.

Notwithstanding anything to the contrary herein, nothing in these Index Rules should be construed to be investment advice or a recommendation to purchase a specific instrument or make a specific investment. Nothing in these Index Rules or any other communication between you and J.P. Morgan Chase & Co. (together with its affiliates, “J.P. Morgan”) should be deemed to or be construed as creating a “fiduciary relationship”. J.P. Morgan and its subsidiaries, officers, directors, employees and agents, are not your fiduciary. You should make your own investment decision based on your own judgment and on your own examination of the specific product that you are purchasing or investment that you are entering into, and you should consult your own legal, regulatory, investment, tax, accounting and other professional advisers as you deem necessary in connection with any purchase of a financial product or undertaking any investment.

The Indices are the exclusive property of the Index Publisher and the Index Publisher retains all proprietary rights in the Indices.

The Indices are protected by copyright and trade secret rights and is and will always remain the sole property of J.P. Morgan, all rights, title and full ownership in and to the Indices are expressly reserved to and will remain with J.P. Morgan, the Indices were developed, compiled, prepared and arranged by J.P. Morgan through the expenditure of substantial time, effort and money and constitute valuable intellectual property and trade secrets of J.P. Morgan and all proprietary and intellectual property rights of any nature, including patents, copyrights, trademarks and trade secrets regarding the Indices and the Index Rules, and any and all copies, modifications, enhancements and derivative works thereof are owned by and will remain the property of J.P. Morgan.

Third parties shall not use the Index Publisher’s intellectual property without the prior written consent of the Index Publisher (including in situations where a third party performs certain functions in relation to the Indices) and may not (directly or indirectly) (a) share, reproduce, distribute or otherwise disseminate the Indices, Index Rules or any related data in any form without the express prior written consent of J.P. Morgan (b) alter, remove or conceal any copyright, trademark or other proprietary notice or disclaimer regarding the Indices, (c) modify, copy, translate, distribute, recompile, decompile, disassemble or reverse engineer the Indices; (d) make or distribute any other form of or any derivative work from, the Indices or (e) grant any rights in, permit or provide access to the Indices or the Index Rules in a manner that could infringe the intellectual property rights of J.P. Morgan or any third party or violate any applicable laws, tariffs, rules or regulations.

Any third party who enters into a transaction or investment or purchases a product that references the Index is thereby deemed to acknowledge that (i) THE INDICES, INDEX RULES AND RELATED DATA ARE PROVIDED “AS IS” WITH ALL FAULTS, (ii) ALL WARRANTIES AND REPRESENTATIONS OF ANY KIND WITH REGARD TO THE INDICES ARE DISCLAIMED BY J.P. MORGAN, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, ACCURACY, FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT AND WARRANTIES AS TO ANY RESULTS TO BE OBTAINED BY OR FROM THE USE OF THE INDICES, (iii) J.P. MORGAN DOES NOT GUARANTEE THE AVAILABILITY, SEQUENCE, TIMELINESS, ACCURACY OR COMPLETENESS OF THE INDICES, (iv) J.P. MORGAN MAY DISCONTINUE CALCULATION OF THE INDICES AT ANY TIME WITHOUT PRIOR NOTICE AND, (v) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, J.P. MORGAN WILL NOT BE LIABLE (IN CONTRACT, TORT OR OTHERWISE) FOR ANY ORDINARY, DIRECT, INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH ANY USE OF THE Indices, THE INDEX RULES OR ANY ASSOCIATED DATA, EVEN IF J.P. MORGAN HAS BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING, and agrees to release, indemnify, defend and hold J.P. Morgan harmless from and against any claim, liability, loss, injury, damage, cost, or expense of any kind (including reasonable attorney’s fees), as incurred, relating to or arising out of such third party’s use of the Indices, the Index Rules or any associated data.

No one may reproduce or disseminate the information contained in this document or the Index Levels of the Indices without the prior written consent of the Index Publisher. This document is not intended for distribution to, or use by any person in, a jurisdiction where such distribution is prohibited by law or regulation.

Copyright JPMorgan Chase & Co. 2021. All rights reserved. J.P. Morgan is the marketing name for JPMorgan Chase & Co. and its subsidiaries and affiliates worldwide. The Index Publisher owns all intellectual property rights in: (i) the development of and methodology for producing the Indices, (ii) the Index Levels and (iii) these Index Rules. Third parties shall not use the Index Publisher’s intellectual property without the prior written consent of the Index Publisher (including in situations where a third party performs certain functions in relation to the Indices).